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                         INVESTMENT MANAGEMENT AGREEMENT

                                   SUPPLEMENT

                     PERTAINING SOLELY TO RULE 12B-1 CLASSES

                     OF JOHN HANCOCK VARIABLE SERIES TRUST I

                                  (the "Trust")

     SUPPLEMENT to Investment Management Agreements dated April 12, 1988, April 15, 1994, March 14, 1996, April 14, 1998, July 28, 1999, June 1, 2000, April 30,
2001, by and between the Trust and John Hancock Life Insurance Company (collectively, the "Agreements").

     The Agreements are each supplemented, effective June 1, 2003 by adding the following language at the end of Section 5 of each Agreement, as currently in effect:

          Any fees pursuant to a plan adopted by the Trust under Rule 12b-1 ("Rule 12b-1 fees") under the 1940 Act that are chargeable to any class of a Fund's (Portfolio's) shares shall be excluded from the expenses that are reimbursable pursuant to this paragraph.

     All other provisions of the Agreements shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed and to take effect on the date herein above specified.

     ATTEST:                              JOHN HANCOCK VARIABLE SERIES TRUST I


                                          By:  /s/ Michele G. Van Leer
                                               ---------------------------------
                                               Title: Chairman

     ATTEST:                              JOHN HANCOCK LIFE INSURANCE COMPANY


                                          By:  /s/ Michele G. Van Leer
                                               ---------------------------------
                                               Title: Senior Vice President